NEWS RELEASE
FOR IMMEDIATE RELEASE
VIDLER WATER RESOURCES, INC. ANNOUNCES AGREEMENT WITH SOLAR ENERGY DEVELOPER FOR PROPERTIES IN ARIZONA

(Carson City, Nevada) - May 6, 2021

Vidler Water Resources, Inc. announced that it has entered into an agreement to lease up to 1,926 acres of its land in Maricopa and La Paz Counties in Arizona to an affiliate of one of the world’s largest producer of wind and solar energy. The agreement is structured as an option for up to five years to lease up to 1,926 acres for $500 per acre per year for 26 years with two five-year options to extend the lease. The agreement also provides for a lease rate increase of 2% per annum over the term of the lease. In addition, Vidler also agreed to reserve 2,000 of its Arizona Long Term Storage Credits for construction purposes for a price of $1,630 per LTSC, utilizing Vidler facilities to recover the water.

Vidler Water Resource’s President and Chief Executive Officer, Dorothy Timian - Palmer, commented:

“We are extremely pleased to enter into an agreement to lease certain of our Arizona properties. We have worked previously with this company on our other properties, and we have found them to be an excellent partner with first rate innovative and sustainable energy solutions for the communities they serve. We are glad to play our part in increasing the region’s alternative energy supplies. The affiliate’s parent company is actively involved in the Data Center and Green Hydrogen power space and we look forward to the opportunities our alliance may bring and allow us to utilize our Harquahala Long-Term Storage Credits in the Basin where they are stored or the Phoenix metropolitan area. The mega-drought that is occurring in the Western U.S. is driving entities to seek water supplies that would not have been considered in the past. As the mega-drought continues, we believe it will have an upward impact on pricing of water supplies.

“We are also currently in negotiations with Ten West Link, as they require an easement across several of our Harquahala Valley, Arizona properties. The Ten West Link Transmission Project is an electrical Interconnection that would provide 500 KV Transmission between substations in Tonopah, Arizona and Riverside County, California. The power transmission activity in Harquahala is attracting various solar and other alternative energy facilities to propose projects in the Harquahala Basin and we have Long term Storage Credits that can be used for both operation and construction needs that can be recovered throughout the Basin.”

About Vidler Water Resources, Inc.

As of December 31, 2020, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Our business is to source, develop and provide sustainable potable water resources to fast-growing communities throughout the Southwest U.S. that lack, or are running short of, available water resources.

We conduct our business by working closely with many constituents in these communities: regulators, utilities, Native North American tribes, community leaders, residential and commercial developers and alternative energy companies. We ensure the water resources we develop and sell are sustainable and provide benefit to the citizens of the communities and regions we serve.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize our water and real estate assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At December 31, 2020, we had a market capitalization of $173.8 million, and 18,583,366 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation statements regarding our business objectives, our ability to monetize our water resources and the future prices that may be obtained for our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to source additional revenue streams, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means. The forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

A number of other factors may cause actual results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; the impacts of the COVID-19 global pandemic on the demand for real estate, the pace of real estate development, and demand for water resources to support residential and commercial real estate development; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://vidlerwater.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
        President and Chief Executive Officer
        (775) 885-5000

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